Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amended Form S-4) and related Prospectus of Leucadia National Corporation and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the consolidated financial statements of the FINOVA Group Inc. as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004, included in Leucadia National Corporation’s 2004 Form 10-K, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

July 6, 2005